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SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒
Filed by a Party other than the Registrant☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
ALEXANDRIA REAL ESTATE EQUITIES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

ALEXANDRIA REAL ESTATE EQUITIES, INC.
135 North Los Robles Avenue
Suite 250
Pasadena, California 91101

Dear Stockholder:

        On behalf of the Board of Directors of Alexandria Real Estate Equities, Inc., I cordially invite you to attend the Company's 2003 Annual Meeting of Stockholders which will be held on Friday, May 2, 2003, at The Lodge at Rancho Mirage, Rancho Mirage, California, at 11:00 a.m. local time.

        At the annual meeting, stockholders will be asked to elect seven directors and to ratify the appointment of Ernst & Young LLP as our independent public accountants. We will also report on our progress and respond to any questions that you may have about the Company's business.

        We sincerely hope that you will be able to attend and participate in the meeting. Whether or not you plan to come to the meeting, however, it is important that your shares be represented and voted. You may vote your shares by completing the accompanying proxy card or giving your proxy authorization via telephone or the Internet. Please read the instructions on the accompanying proxy card for details on giving your proxy authorization via telephone or the Internet.

        BY COMPLETING AND RETURNING THE ACCOMPANYING PROXY CARD OR BY GIVING YOUR PROXY AUTHORIZATION VIA TELEPHONE OR THE INTERNET, YOU AUTHORIZE MANAGEMENT TO REPRESENT YOU AND VOTE YOUR SHARES ACCORDING TO YOUR INSTRUCTIONS. SUBMITTING YOUR PROXY NOW WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE ANNUAL MEETING, BUT WILL ASSURE THAT YOUR VOTE IS COUNTED IF YOUR PLANS CHANGE AND YOU ARE UNABLE TO ATTEND.

Sincerely,

Jerry M. Sudarsky Chairman of the Board
Pasadena, California March 31, 2003

ALEXANDRIA REAL ESTATE EQUITIES, INC.
135 North Los Robles Avenue, Suite 250
Pasadena, California 91101

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on Friday May 2, 2003

To the Stockholders of Alexandria Real Estate Equities, Inc.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Alexandria Real Estate Equities, Inc., a Maryland corporation (the "Company"), will be held on Friday, May 2, 2003, at The Lodge at Rancho Mirage, Rancho Mirage, California, at 11:00 a.m. local time. At the annual meeting, stockholders will be asked:

  1.
  To elect seven directors to serve until the Company's next annual meeting of stockholders and until their successors are duly elected and qualified.

  2.
  To ratify the appointment of Ernst & Young LLP as the Company's independent public accountants for the year ending December 31, 2003.

  3.
  To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof and may properly be voted upon.

        The Board of Directors of the Company has fixed the close of business on March 17, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

        All stockholders are cordially invited to attend the annual meeting in person. Stockholders of record as of March 17, 2003, the record date, will be admitted to the annual meeting upon presentation of identification. Stockholders who own shares of Common Stock beneficially through a bank, broker or other nominee will be admitted to the annual meeting upon presentation of identification and proof of ownership or a valid proxy signed by the record holder. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you own shares of the Company's Common Stock beneficially and want to vote in person at the annual meeting, you should contact your broker or applicable agent in whose name the shares are registered to obtain a broker's proxy and bring it to the annual meeting in order to vote.

        WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE RETURN YOUR PROXY (BY COMPLETING AND RETURNING THE ACCOMPANYING PROXY CARD OR BY GIVING PROXY AUTHORIZATION VIA TELEPHONE OR THE INTERNET) AS PROMPTLY AS POSSIBLE TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER.

By Order of the Board of Directors

Peter J. Nelson Secretary
Pasadena, California March 31, 2003

ALEXANDRIA REAL ESTATE EQUITIES, INC.
135 North Los Robles Avenue, Suite 250
Pasadena, California 91101

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
to be held
May 2, 2003

General

        This Proxy Statement is provided to the stockholders of Alexandria Real Estate Equities, Inc., a Maryland corporation (the "Company"), to solicit proxies, in the form enclosed, for use at the Annual Meeting of Stockholders of the Company to be held on Friday, May 2, 2003, at The Lodge at Rancho Mirage, Rancho Mirage, California, at 11:00 a.m. local time, and any and all adjournments or postponements thereof. The Board of Directors knows of no matters to come before the annual meeting other than those described in this Proxy Statement. This Proxy Statement and the enclosed form of proxy are first being mailed to stockholders on or about March 31, 2003.

Solicitation

        This solicitation is made by mail on behalf of the Board of Directors of the Company. The Company will pay for the costs of the solicitation. Further solicitation of proxies may be made, including by mail, telephone, fax, in person or other means, by the directors, officers or employees of the Company or its affiliates, none of whom will receive additional compensation for such solicitation. In addition, the Company has engaged Georgeson Shareholder Communications Inc., a firm specializing in proxy solicitation, to solicit proxies and assist in the distribution and collection of proxy material for an estimated fee of approximately $20,000. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to their customers or principals who are the beneficial owners of shares of the Company's common stock, par value $.01 per share (the "Common Stock").

Voting Procedures

        Only those holders of Common Stock of record as of the close of business on March 17, 2003 will be entitled to notice of and to vote at the annual meeting. A total of 19,006,123 shares of Common Stock were issued and outstanding as of that date. Each share of Common Stock entitles its holder to one vote. Cumulative voting of shares of Common Stock is not permitted.

        The presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock entitled to vote will be necessary to constitute a quorum to transact business at the annual meeting. Abstentions will be treated as present for purposes of determining the existence of a quorum. At the annual meeting, directors will be elected by a plurality of the votes cast and a majority of the votes cast will be required to ratify the appointment of Ernst & Young LLP as the Company's independent public accountant. Abstentions will have no effect on the election of directors or the ratification of the appointment of Ernst & Young LLP. It is expected that brokers will have discretionary power to vote on each of the proposals.

        Shares represented by properly executed proxies in the form enclosed that are timely received by the Secretary of the Company and not revoked will be voted as specified on the proxy. If no specification is made on a properly executed and returned proxy, the shares represented thereby will be voted FOR the election of each of the seven nominees for director named in this proxy statement and FOR ratification of the appointment of Ernst & Young LLP as the independent public accountants of the Company. If any other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote such proxies in their discretion. In order to be voted, each proxy must be filed with the Secretary of the Company prior to exercise.

Revocability of Proxies

        Stockholders may revoke a proxy at any time before the proxy is exercised. This may be done by filing a notice of revocation of the proxy with the Secretary of the Company, by filing a later-dated proxy with the Secretary of the Company, or by voting in person at the annual meeting.

PROPOSAL NUMBER ONE—ELECTION OF DIRECTORS

        Stockholders will be asked at the annual meeting to elect seven directors, who will constitute the full Board of Directors as currently authorized by the Company's bylaws. Each elected director will hold office until the next annual meeting of stockholders and until the director's successor is duly elected and qualified. If any nominee becomes unavailable to serve for any reason, an event the Company does not anticipate, solicited proxies will be voted for the election of the person, if any, designated by the board of directors to replace the unavailable nominee.

        Stockholders may withhold authority to vote their proxies for either (i) the entire slate of nominated directors by checking the box marked WITHHOLD on the proxy card, or (ii) any one or more of the individual nominees, by writing the name of individual nominees in the space provided on the proxy card. Instructions on the accompanying proxy card that withhold authority to vote for one or more of the nominees will cause any such nominee to receive fewer votes.

        The following seven persons have been selected by the Board of Directors as nominees for election to the Board of Directors: Jerry M. Sudarsky, Joel S. Marcus, James H. Richardson, David M. Petrone, Anthony M. Solomon, Richard B. Jennings and Alan G. Walton. All of the nominees are incumbent directors. Additional information about these nominees is provided in the table and biographical information that follow.

Required Vote

        A plurality of the votes cast at the annual meeting is required for the election of directors.

The Board of Directors unanimously recommends a vote FOR each of the named nominees.

BOARD OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR MANAGEMENT

Directors, Executive Officers And Senior Management

        The following sets forth certain information concerning the directors, executive officers and senior management of the Company as of the record date for the annual meeting:

Name	Age	Position
Jerry M. Sudarsky	84	Chairman of the Board
Joel S. Marcus	55	Chief Executive Officer and Director
James H. Richardson	43	President and Director
Peter J. Nelson	45	Chief Financial Officer, Senior Vice President, Treasurer and Secretary
Vincent R. Ciruzzi	40	Senior Vice President
Richard B. Jennings	59	Director
David M. Petrone	58	Director
Anthony M. Solomon	83	Director
Alan G. Walton	66	Director

        Jerry M. Sudarsky has served as the Chairman of the Board of Directors since the Company's inception in 1994. He served as the Chief Executive Officer from inception to March 1997. From 1986 to 1994, Mr. Sudarsky served as Vice Chairman of Jacobs Engineering Group, Inc., an engineering and construction firm. Mr. Sudarsky has extensive experience in the design, engineering, construction and operation of commercial properties. In 1946, Mr. Sudarsky founded Bioferm Corp., a company that pioneered the production of Vitamin B12 and the first commercial bio-insecticide products, where he served until 1965. In 1967, Mr. Sudarsky founded and became Chairman of Israel Chemicals, where he served until 1972.

        Joel S. Marcus has been Chief Executive Officer since March 1997 and has served as a director since the Company's inception. Mr. Marcus was previously Vice Chairman and Chief Operating Officer from inception to his appointment as Chief Executive Officer. He was Secretary from inception to April 1997. From 1986 to 1994, Mr. Marcus was a partner at the law firm of Brobeck, Phleger & Harrison, LLP (including a predecessor firm), specializing in corporate finance and capital markets, venture capital and mergers and acquisitions, in the bio-pharmaceutical industry. From 1984 to 1994, he also served as General Counsel and Secretary of Kirin-Amgen, Inc., a joint venture that financed the development of, and owned patents to, two multi-billion dollar genetically-engineered biopharmaceutical products. Mr. Marcus was formerly a practicing certified public accountant specializing in the financing and taxation of real estate. He received his undergraduate and Juris Doctor degrees from the University of California at Los Angeles. He is a member of the National Association of Real Estate Investment Trusts (NAREIT). Mr. Marcus received the Ernst & Young 1999 Entrepreneur of the Year Award (Los Angeles—Real Estate).

        James H. Richardson has been President since August 1998 and has served as a director since March 1999. Mr. Richardson previously served as Executive Vice President from January 1998 to August 1998 and as Senior Vice President from August 1997 to December 1997. Prior to joining the Company, Mr. Richardson held management and brokerage positions for nearly 15 years at CB Richard Ellis, Inc., a full-service provider of commercial real estate services. Most recently, from March 1996 to August 1997, Mr. Richardson served as Senior Vice President, Area Manager, for the San Francisco peninsula and San Jose offices of CB Richard Ellis. From December 1982 to March 1996, he was a top producing professional in CB Richard Ellis' brokerage operations group. During his time at CB Richard Ellis, Mr. Richardson was instrumental in the creation and development of the biosciences and corporate services practice groups. Mr. Richardson received his Bachelor of Arts degree in Economics from Claremont McKenna College.

        Peter J. Nelson has been Chief Financial Officer and Treasurer since April 1997, Senior Vice President since May 1998 and Secretary since February 2002. Mr. Nelson was also Secretary from April 1997 to January 2000. Prior to joining the Company, from 1995 to 1997, Mr. Nelson served as Chief Financial Officer of Lennar Partners, Inc., a diversified real estate company, where he was responsible for the financial management of the firm's real estate portfolio. From 1990 to 1995, Mr. Nelson was Chief Financial Officer of Westrec Properties, Inc., a national owner and operator of boat marinas and resort properties. Mr. Nelson also served as Vice President, Corporate Financial Planning of Public Storage, Inc. from 1986 to 1990, and as an Audit Manager at Ernst & Young LLP from 1979 to 1986. Mr. Nelson is a certified public accountant and a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants, where he has served on the Real Estate Committee. Mr. Nelson received his Bachelor of Science degree in Accounting from California State University, Northridge.

        Vincent R. Ciruzzi has been a Senior Vice President since June 2000 and was a Vice President from September 1996 until June 2000. In 1993, Mr. Ciruzzi founded a real estate consulting business, which provided consulting services to the Company from September 1995 until his appointment as Vice President of the Company. From 1986 to 1993, Mr. Ciruzzi served as Project Manager for Home Capital Development Group, a real estate development company, where he specialized in project management of master planned communities as well as real estate development. Mr. Ciruzzi received his Bachelor of Science degree in Finance and Real Estate from the University of Southern California.

        Richard B. Jennings has served as a director since May 1998. Mr. Jennings is President of Realty Capital International Inc., a real estate investment banking firm, that he founded in 1991, and is President of Jennings Securities Corporation, a National Association of Securities Dealers, Inc. (NASD) member securities firm, that he founded in 1995. From 1990 to 1991, Mr. Jennings served as Senior Vice President of Landauer Real Estate Counselors, and from 1986 to 1989, Mr. Jennings served as Managing Director, Real Estate Finance at Drexel Burnham Lambert. From 1969 to 1986, Mr. Jennings oversaw the REIT investment banking business at Goldman, Sachs & Co. During his tenure at Goldman, Sachs & Co., Mr. Jennings founded and managed the Mortgage Finance Group from 1979 to 1986. Mr. Jennings also serves as an outside Director of MBO Properties, Inc. He is a licensed NASD Principal and a New York real estate broker. Mr. Jennings has a Bachelor of Arts degree in Economics, Phi Beta Kappa and Magna Cum Laude, from Yale University, and a Master of Business Administration degree from Harvard Business School.

        David M. Petrone has served as a director since the Company's inception in 1994. Mr. Petrone has been Chairman of the Board of Housing Capital Corporation, a real estate finance company, since 1994. From 1986 to 1992, Mr. Petrone was Vice Chairman of the Board of Wells Fargo and Company. Mr. Petrone also served as Chief Executive Officer and President of Wells Fargo Realty Advisors from 1978 to 1981 and of Wells Fargo Mortgage and Equity Trust, a publicly-held REIT, from 1981 to 1988. Mr. Petrone has served as a director of Jacobs Engineering Group, Inc. since 1986 and was a director of Spieker Properties, a publicly-held REIT, from 1993 to its acquisition by another company in 2001. He received his Bachelor of Science and Master of Business Administration degrees from the University of Oregon.

        Anthony M. Solomon has served as a director since October 1994. Mr. Solomon is an economist and banker and has served as Chairman of The Blackstone Alternate Asset Management Advisory Board since 1994. Mr. Solomon also has served as Chairman of The Europe Fund, a closed-end fund investing in Europe, since 1990 and of The United Kingdom Fund, a closed-end fund investing in the United Kingdom, since 1987. Mr. Solomon has served as an economic advisor to Banca Comerciale Italiana since 1985. Mr. Solomon was a director of S.G. Warburg p.l.c. London from 1985 until 1991 and Chairman of S.G. Warburg USA from 1985 until 1989. Mr. Solomon also served as President and Chief Executive Officer of the Federal Reserve Bank of New York from 1980 to 1985 and was Under Secretary of the Treasury from 1977 to 1980. Mr. Solomon received his Bachelor of Arts degree in Economics from the University of Chicago and his Masters degree in Economics and Public Administration from Harvard University.

        Alan G. Walton has served as a director since September 1998. Dr. Walton has been a General Partner of Oxford Bioscience Partners, an investment fund concentrating on investments in the medical, medical services and biotechnology fields, since 1987. From 1981 to 1987, Dr. Walton was President and Chief Executive Officer of University Genetics Co., a public biotechnology company involved in technology transfer and seed investments in university-related projects. Dr. Walton has served as Chairman of the Board of Gene Logic, Inc. since 1994 and as a director of Collaborative Clinical Research Inc. since 1994. Dr. Walton received his Doctor of Philosophy degree in Chemistry and his Doctor of Science degree in Biological Chemistry from Nottingham University in England.

Information on Meetings and Committees of the Board of Directors

        The Board of Directors held four regular meetings and three special meetings in 2002. The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating & Governance Committee.

Audit Committee

        The Audit Committee consists of Directors Petrone (Chair), Jennings and Sudarsky. It held nine meetings in 2002. The Board of Directors has adopted a written charter for the Audit Committee. The Committee is directly responsible for the appointment, compensation and oversight of the work of the independent public accountants who audit the Company's financial statements. In addition, the role of the Committee is to discuss the scope and results of the audit with the independent public accountants, review the Company's interim and year-end operating results with management and the independent public accountants, consider the adequacy of the Company's internal accounting controls and audit procedures and pre-approve all engagements with the Company's independent public accountants, including both audit and non-audit services.

Audit Committee Report

        This Audit Committee Report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

        The Audit Committee is comprised of three directors and acts under a written charter adopted and approved by the Board of Directors. Each member of the Audit Committee is independent in conformity with the listing standards of the New York Stock Exchange.

        Management has the primary responsibility for the Company's financial statements and reporting process. The Company's independent auditors are responsible for expressing an opinion on the conformity of the Company's audited financial statements to generally accepted accounting principles. The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. The limitations inherent in the oversight role of a committee of the Board of Directors, however, do not provide the Audit Committee with a basis independent of management and the Company's independent auditors to determine that accounting and financial reporting principles and policies have been appropriately applied by management or that the Company's internal control procedures designed to assure compliance with accounting standards and applicable laws and regulations have been appropriately implemented.

        The Audit Committee has reviewed the Company's audited financial statements and has discussed them with management and the independent public accountants. The Audit Committee has also discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) and has received from the independent public accountants the written disclosures required by Independence Standards Board Standard No. 1

(Independence Discussion with Audit Committees) and discussed with them their independence from the Company and its management. The Audit Committee has further considered whether the independent public accountants' provision of non-audit services to the Company is compatible with the auditors' independence.

        In reliance on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report filed with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2002.

AUDIT COMMITTEE David M. Petrone, Chair Richard B. Jennings Jerry M. Sudarsky

Nominating & Governance Committee

        The Nominating & Governance Committee consists of Directors Sudarsky (Chair), Petrone and Walton, each of whom meets the independence criteria of the New York Stock Exchange. It is the responsibility of the Committee to make recommendations to the Board of Directors with respect to corporate governance policies and, in particular, to review and recommend changes to corporate governance guidelines and a business integrity policy that have been adopted by the Board of Directors. The Committee must approve any waivers to the policy that is intended, among other things, to satisfy the requirements of Section 406 of the Sarbanes-Oxley Act of 2002 and related Securities and Exchange Commission rules relating to the code of ethics requirements for principal executive and financial officers. The Committee also recommends to the Board of Directors candidates for nomination for election as directors of the Company and appointments of directors as members of the committees of the Board of Directors. The Committee considers nominees recommended by stockholders for election as director of the Company. Any such recommendation must comply with the requirements of the Company's bylaws, including those requiring recommendations to be accompanied by the information specified in the bylaws, to be in writing and to be submitted not less than 90 days, and not more than 120 days, prior to the first anniversary date of mailing of the notice for the immediately preceding annual meeting of stockholders.

Compensation Committee

        The Compensation Committee consists of Directors Jennings (Chair), Solomon and Walton, each of whom meets the independence criteria of the New York Stock Exchange. It held five meetings in 2002. The Compensation Committee has the authority to review and approve salary arrangements, grant annual incentive awards for certain officers and other employees, adopt and amend employment agreements for officers and other employees of the Company, and administer the Company's stock option and other incentive plans.

Compensation Committee Report on Executive Compensation

        This Compensation Committee Report shall not be deemed to be "soliciting material" or to be "filed" with the Securities Exchange Commission nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

        The Compensation Committee is responsible for reviewing and approving the Company's compensation policies and the compensation paid to executive officers. The following is the report of the Compensation Committee to the Board of Directors describing compensation policies and rationales applicable to the Company's executive officers with respect to compensation paid to such officers for 2002.

        Compensation Philosophy.    The Company's compensation program is designed to offer executive officers competitive compensation based on the Company's performance, its unique niche, strategy, business model and execution and on the individual's contribution, performance and leadership. The Company's compensation policies are intended to motivate, reward and retain highly qualified executives for long-term strategic management and the enhancement of stockholder value, to support a performance-oriented environment that rewards achievement of specific internal Company goals, and to attract and retain executives whose abilities are critical to the long-term success and competitiveness of the Company.

        The three main components in the Company's executive compensation program are:

  •
  Base Salary

  •
  Incentive Bonus

  •
  Stock Incentives

        Base Salary.    The salaries of Messrs. Marcus, Richardson, Nelson and Ciruzzi are established by their respective employment agreements with the Company and are modified as determined by the Compensation Committee. The salaries of other senior executive officers are determined annually by the Compensation Committee with reference to surveys of salaries paid to executives with similar responsibilities at comparable companies. The peer group for each senior executive officer is composed of executives whose responsibilities are similar in scope and content. In general, the Company seeks to set executive compensation levels that are competitive and take into account the unique niche of the Company as well as reflect its performance.

        Incentive Bonus.    Annual incentive bonuses for executive officers, if any, are intended to reflect the Compensation Committee's belief that a portion of the annual compensation of each executive officer should be contingent upon the performance of the Company, as well as the individual contribution of each officer.

        Stock Incentives.    From time to time, the Company grants restricted stock, stock options and other incentives (the "stock incentives"), as appropriate, as long-term incentives to motivate, reward and retain executive officers. The Compensation Committee, which has responsibility for making grants of stock incentives under the Company's Amended and Restated 1997 Stock Award and Incentive Plan (the "1997 Incentive Plan"), believes that stock incentives provide an incentive that focuses the executive's attention on the Company from the perspective of an owner with an equity stake in the business. For example, stock options are granted with an exercise price equal to the fair market value of the Common Stock on the date of grant, which provides value to the recipient only when the price of the Company's stock increases above the exercise price (that is, only to the extent that stockholders as a whole have benefited). Generally, stock options granted to executive officers vest ratably over a three-year period based on the option holder's continuous service with the Company.

        Employment Contracts.    The Company offers employment contracts to key executives only when it is in the best interest of the Company and its stockholders to attract, motivate and retain such key executives and to ensure continuity and stability of management.

        Compensation of Chief Executive Officer and Other Executives.    The Compensation Committee increased Mr. Marcus' salary during 2002 by 13.4%. The increase reflected the Compensation Committee's assessment of his performance in light of the Company's performance in the prior fiscal year and Mr. Marcus' service to the Company. Salary increases of the other senior executive officers effected during 2002 ranged from 7.1% to 16.7% and were based on similar considerations, including individual performance, position, tenure, experience, leadership and competitive data in compensation surveys.

        Mr. Marcus and other executive officers in good standing may receive a discretionary annual bonus as determined by the Compensation Committee. In determining the amounts of such bonuses, the

Compensation Committee considers the individual performance of each executive and the performance of the Company.

        Mr. Marcus, Mr. Richardson and Mr. Nelson are eligible for cash bonuses and restricted stock awards under the Company's long-term compensation cash and stock-based incentive program adopted by the Compensation Committee in 2001. Bonuses and stock awards paid under this program are made pursuant to the 1997 Incentive Plan, and are based on performance that occurs over a period of one fiscal year or less.

        Section 162(m) Policy.    Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that publicly held companies may not deduct compensation paid to certain of their top executive officers to the extent such compensation exceeds $1 million per officer in any year. However, pursuant to regulations issued by the Treasury Department, certain limited exceptions to Section 162(m) apply with respect to performance-based compensation. Awards granted under the 1997 Incentive Plan are intended to constitute qualified performance-based compensation. The Company will continue to monitor the applicability of Section 162(m) to its ongoing compensation arrangements. The Company does not expect that amounts of compensation paid to its executive officers will fail to be deductible because of Section 162(m).

COMPENSATION COMMITTEE Richard B. Jennings, Chair Anthony M. Solomon Alan G. Walton

Compensation Committee Interlocks And Insider Participation

        Messrs. Jennings, Solomon and Walton served on the Compensation Committee during 2002. No member of the Compensation Committee has had any relationship or transaction required to be disclosed pursuant to Item 402(j) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

Compensation of Directors

        The Company currently pays each of its non-employee directors annual compensation of $20,000 for services to the Company. In addition, each non-employee director receives fees of $1,000 for each meeting of the Board of Directors, or committee thereof, attended in person and $500 for each such meeting attended by telephone and is reimbursed for reasonable expenses incurred to attend such meetings. Directors who chair committees receive the following additional annual fees: Audit Committee Chair, $7,500; Compensation Committee Chair, $3,750 and Nominating & Governance Committee Chair, $1,875. Non-employee directors are also eligible to receive options to purchase Common Stock and/or awards of restricted stock under the 1997 Incentive Plan as compensation for their services as directors. In December 2002, the Board of Directors approved a restricted stock grant of 1,250 shares of common stock to each non-employee director under the 1997 Incentive Plan. The per share fair market value of the Common Stock on the effective date of the grant was $42.20. These restricted stock awards will vest in full as of January 1, 2004. Officers of the Company who are also directors are not paid any fees and do not receive any stock option grants for their services as directors.

        In December 2001, the Company established its Deferred Compensation Plan for Directors, which permits non-employee directors to elect to defer receipt of their annual compensation, meeting fees and restricted stock awards. As of December 31, 2002, the Company had not distributed any amounts under this plan. Distributions under the plan are made in shares of Common Stock pursuant to the 1997 Incentive Plan.

Executive Compensation

        The following table summarizes the compensation paid by the Company to its Chief Executive Officer and the three other most highly compensated executive officers of the Company (the "Named Executive Officers") for services rendered to the Company in all capacities in 2002.

SUMMARY COMPENSATION TABLE

	Annual Compensation					Long-Term Compensation Awards
Name and Principal Positions	Year	Salary	Bonus($)		Other Annual Compensation (1)($)	Restricted Stock Awards($)		Securities Underlying Options(#)	All Other Compensation (2)($)
Joel S. Marcus Chief Executive Officer	2002 2001 2000	550,000 485,000 450,000	280,000 773,798 643,799	(3) (5) (7)	86,895 6,272 7,151	— 1,216,750 713,344	(4) (6) (8)	50,000 15,000 —	167,440 28,570 23,020
James H. Richardson President	2002 2001 2000	410,000 375,000 350,000	200,000 325,000 250,000	(3) (5) (7)	26,710 3,845 3,930	— 912,563 534,989	(4) (6) (8)	30,000 10,500 —	76,650 25,150 20,150
Peter J. Nelson Chief Financial Officer, Senior Vice President and Treasurer	2002 2001 2000	350,000 300,000 275,000	175,000 250,000 239,809	(3) (5) (7)	16,782 1,965 2,637	— 760,469 445,811	(4) (6) (8)	20,000 9,000 —	93,400 25,940 20,940
Vincent R. Ciruzzi Senior Vice President	2002 2001 2000	225,000 210,000 185,000	— 162,500 115,000	(5) (7)	13,500 2,671 2,503	— 340,690 288,450	(9) (10)	— — —	56,525 25,025 19,500

(1)
Other Annual Compensation for 2002 includes accrued vacation pay paid to Mr. Marcus of $80,385, to Mr. Richardson of $22,865, to Mr. Nelson of $14,808 and to Mr. Ciruzzi of $10,817.

(2)
All Other Compensation includes the following contributions made by the Company to employee accounts under the Company's 401(k) plan and Cash Balance Pension Plan in 2000, 2001 and 2002, respectively: Mr. Marcus, $19,500, $24,500 and $162,800; Mr. Richardson $19,500, $24,500 and $76,000; Mr. Nelson $19,500, $24,500 and $91,000; and Mr. Ciruzzi, $19,500, $24,500 $56,000. All Other Compensation also includes the following term life insurance premiums paid by the Company during 2000, 2001 and 2002, respectively: Mr. Marcus, $3,520, $4,070 and 4,640; Mr. Richardson, $650, $650 and $650; Mr. Nelson, $1,440, $1,440 and $2,400; and Mr. Ciruzzi, none, $525 and $525.

(3)
Bonuses for Mr. Marcus, Mr. Richardson and Mr. Nelson for services rendered in 2002 of $280,000, $200,000 and $175,000, respectively, were awarded in March 2003. These amounts will be paid in July 2003, contingent upon each officer's continuous service to the Company through July 1, 2003, other than a termination due to the officer's death or disability.

(4)
Mr. Marcus, Mr. Richardson and Mr. Nelson will be granted restricted stock awards for services rendered in 2002 in the amounts of 25,000 shares, 18,750 shares and 15,625 shares, respectively, of the Company's common stock effective July 1, 2003. The restricted stock agreements for these shares will describe a restricted period through July 31, 2004 during which the shares may not be sold or transferred and will be subject to forfeiture in the event the officer's employment with the Company is terminated by the Company for Cause (as defined in the applicable agreement), or is terminated by the officer for any reason other than a termination due to the officer's death or disability.

(5)
Bonuses for Mr. Marcus, Mr. Richardson Mr. Nelson and Mr. Ciruzzi for services rendered in 2001 include $480,000, $325,000, $250,000 and $162,500, respectively, awarded and paid in 2002.

(6)
Restricted stock awards for Mr. Marcus, Mr. Richardson and Mr. Nelson for services rendered in 2001 for 25,000 shares, 18,750 shares and 15,625 shares, respectively, were awarded in 2002. The restricted stock agreements describe a restricted period through April 30, 2003 during which the shares may not be sold or transferred and are subject to forfeiture in the event the officer's employment with the Company is terminated by the Company for Cause (as defined in the applicable agreement), or is terminated by the officer for any reason, other than a termination due to the officer's death or disability. The value of these awards based on the stock price as of December 31, 2002 was $1,065,000 for Mr. Marcus, $798,750 for Mr. Richardson and $665,625 for Mr. Nelson.

(7)
Bonuses for Mr. Marcus, Mr. Richardson, Mr. Nelson and Mr. Ciruzzi for services rendered in 2000 include $350,000, $250,000, $218,750 and $115,000, respectively, awarded and paid in 2001.

(8)
Restricted stock awards for Mr. Marcus, Mr. Richardson and Mr. Nelson for services rendered in 2000 for 18,750 shares, 14,062 shares and 11,718 shares, respectively, were awarded in 2001. These shares are now vested.

(9)
In 2002, Mr. Ciruzzi received an award of 7,000 shares of restricted stock for services rendered in 2001 with a restricted period through October 31, 2003, during which the shares may not be sold or transferred and are subject to forfeiture in the event his employment with the Company is terminated by the Company for Cause (as defined in the applicable agreement), or is terminated by him for any reason, other than a termination due to his death or disability. The value of this award based on the stock price as of December 31, 2002 was $298,000.

(10)
In 2001, Mr. Ciruzzi received an award of 7,500 shares of restricted stock for services rendered in 2000. These shares are now vested.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
	Number of Securities Underlying Options Granted(#)					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
			% of Total Options Granted to Employees in Fiscal Year(%)
Name				Exercise Price($/sh)	Expiration Date
						5%($)	10%($)
Joel S. Marcus	50,000	(1)	14.8	47.69	6/21/12	1,499,599	3,800,279
James H. Richardson	30,000	(1)	8.9	47.69	6/21/12	899,760	2,280,167
Peter J. Nelson	20,000	(1)	5.9	47.69	6/21/12	599,840	1,520,112
Vincent R. Ciruzzi	—		—	—	—	—	—

(1)
The shares subject to the options vest in three equal annual installments after the grant date of the options.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise(#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at Fiscal Year-end(#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year-end($) Exercisable/Unexercisable(2)
Joel S. Marcus	—	—	130,000/60,000	2,845,700/41,400
James H. Richardson	—	—	83,500/37,000	1,437,490/28,980
Peter J. Nelson	—	—	51,000/26,000	1,097,720/24,840
Vincent R. Ciruzzi	—	—	10,000/0	226,000/0

(1)
The value realized is calculated by multiplying the number of securities underlying such options by the difference between the closing sale price of the Common Stock on the NYSE on the date of exercise and the option exercise price.

(2)
The value of unexercised in-the-money options is calculated by multiplying the number of securities underlying such options by the difference between the closing price of the Common Stock on the NYSE at December 31, 2002 and the option exercise price.

Cash Balance Pension Plan

        The Company established the Alexandria Real Estate Equities, Inc. Cash Balance Plan (the "Pension Plan") effective January 1, 2002. Under the Pension Plan, a hypothetical cash balance account is established for each participant for recordkeeping purposes. Each year, a participant's cash balance account is credited with a hypothetical employer contribution and with hypothetical earnings. Hypothetical employer contributions to the Pension Plan for the named executive officers are as follows: Mr. Marcus, the actuarial present value of one-tenth of the Internal Revenue Code Section 415 maximum benefit limit; Mr. Richardson, $47,000; Mr. Nelson, $62,000; and Mr. Ciruzzi, $27,000. The formula for hypothetical employer contributions for Mr. Marcus results in a contribution of $133,800 for 2002. Hypothetical earnings are credited at a rate, compounded annually, equal to the rate for 30-year U.S. Treasury securities for the December preceding the applicable calendar year. The rate was 5.48% for 2002. Benefits under the Pension Plan are vested at all times and are payable in the form of a lump sum or a single or joint and survivor annuity upon retirement, death, disability, other termination of employment or attainment of age 65.

        The estimated total annual pension payable under the Pension Plan in the form of a single life annuity to the named executive officers if they continue to receive hypothetical employer contributions and hypothetical earnings at current rates and retire at age 65 is as follows: Mr. Marcus, $160,000; Mr. Richardson, $160,000; Mr. Nelson, $160,000; and Mr. Ciruzzi, $130,583. Participants also are entitled to receive their benefits in the form of a lump sum.

Employment Agreements

        The Company has employment agreements with each of Messrs. Marcus, Richardson, Nelson and Ciruzzi.

        Mr. Marcus' employment agreement provides that he will serve as the Company's Chief Executive Officer through December 31, 2003, with an annual base salary of not less than $450,000. The employment agreements with each of Messrs. Richardson, Nelson and Ciruzzi provide that they will serve in their current positions with the Company through December 31, 2003. Messrs. Richardson, Nelson and Ciruzzi are currently paid annual base salaries of $410,000, $350,000 and $225,000, respectively, and are eligible to receive discretionary annual bonuses. Each employment agreement provides for automatic one-year extensions until notice is given by the executive or the Company.

        Each employment agreement provides that if the Company terminates the executive's employment without Cause or if the executive terminates employment for Good Reason (each as defined in the employment agreements), or, in the case of Mr. Marcus, if he dies or becomes permanently disabled, then the executive would be entitled to receive a severance payment equal to the sum of the executive's base salary for the remaining term of his employment agreement (the "Severance Period"). For each full year remaining in the Severance Period, Mr. Marcus, Mr. Richardson and Mr. Nelson would also be entitled to receive the average of the annual bonuses earned in the two years preceding the date of termination (as defined in the agreements, the "Average Bonus"), but not, in the case of Mr. Marcus, less than 50% of his base salary.

        If any of Messrs. Marcus, Richardson, Nelson or Ciruzzi terminates his employment for Good Reason following a Change in Control (as defined in their respective agreements), then he will be entitled to receive a severance payment equal to three times the sum of his base salary, and his Average Bonus. If Mr. Marcus' employment is terminated in connection with a dissolution of the Company under specified circumstances, he will be entitled to receive a severance payment equal to his base salary and Average Bonus for a period of one year following the date of his termination.

        If any of Messrs. Marcus, Richardson, Nelson or Ciruzzi is entitled to any severance payment, he will also become fully vested in the awards granted to him under the Company's stock option and incentive compensation plans. Mr. Marcus will also be entitled during the Severance Period to continue to participate in the Company's employee welfare and pension benefits plans. If amounts payable to any of the executives are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, the Company must also pay to the executive an amount sufficient to offset the effects of the excise tax.

        The agreements with each of Messrs. Marcus, Richardson, Nelson and Ciruzzi also provide that during their terms of employment, and the period, if any, during which they are entitled to receive severance payments, they will not engage in any activity that is competitive with the business of the Company.

Deferred Compensation Plans

        The Company has in place the Alexandria Real Estate Equities, Inc. 2000 Deferred Compensation Plan (the "DC Plan") and the Alexandria Real Estate Equities, Inc. 2000 Venture Investment Deferred Compensation Plan (the "VI Plan"), both of which are unfunded plans designed to permit compensation deferrals for a select group of the Company's management and highly compensated executives.

        Eligibility to participate in the DC Plan is limited to employees of the Company who have annual compensation equal to or exceeding $125,000 and who fall within a select group of management or highly compensated employees for purposes of the Employee Retirement Income Security Act of 1974 ("ERISA"). As of December 31, 2002, the Company had not paid any amounts under the DC Plan, other than to terminated participants. Participants' deferral amounts under the DC Plan are credited or charged, as the case may be, with the investment performance of mutual funds and other publicly traded securities designated by the participants.

        Eligibility to participate in the VI Plan is limited to employees of the Company who have annual compensation equal to or exceeding $125,000, who qualify as accredited investors under the Securities Act of 1933, as amended, and who fall within a select group of management or highly compensated employees for purposes of ERISA. As of December 31, 2002, the Company had not paid any amounts under the VI Plan, other than to terminated participants who received refunds of their deferrals without any adjustment for gains or losses. Participants' deferral amounts under the VI Plan are credited or charged, as the case may be, with the investment performance of private company equity investments designated by the Company.

        The purpose of the DC Plan and the VI Plan is to attract, motivate and retain selected officers and employees of the Company and any affiliate of the Company that adopts such plans.

PERFORMANCE GRAPH

        The following graph compares the annual cumulative total stockholder return on the Common Stock from December 31, 1998, through December 31, 2002, to the cumulative total return on the S&P 500 Stock Index, Russell 2000 Index, the Equity REIT Total Return Index prepared by the National Association of Real Estate Investment Trusts and the SNL Office REITs Index. The graph assumes an investment of $100 in the Common Stock in each of the indices on December 31, 1997, and that all dividends were reinvested. The return shown on the graph is not necessarily indicative of future performance.

Index	December 31, 1997	December 13, 1998	December 13, 1999	December 13, 2000	December 31, 2001	December 31, 2002
Alexandria Real Estate Equities, Inc.	100	103.31	113.93	138.51	160.48	176.03
S&P 500 Index	100	128.55	155.60	141.42	124.63	96.95
Russell 2000 Index	100	97.45	118.17	114.60	117.45	93.39
NAREIT Index	100	82.50	78.69	99.44	113.29	118.08
SNL Office REITs	100	79.94	80.35	109.27	114.77	110.00

        The Performance Graph shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission nor shall the information in the graph be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

SECURITY OWNERSHIP OF MANAGEMENT
AND PRINCIPAL STOCKHOLDERS

        The following table provides information regarding the beneficial ownership of Common Stock as of the record date for the annual meeting by (1) each of the Company's directors, (2) each of the Named Executive Officers, (3) all directors and executive officers as a group, and (4) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock. This table is based on information provided to the Company or filed with the Securities and Exchange Commission by the Company's directors, executive officers and principal stockholders. Except as otherwise indicated, the Company believes, based on information furnished by such owners, that the beneficial owners of the Common Stock listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

	Number of Shares Beneficially Owned
Name and Address of Beneficial Owner(1)
	Number	Percent
Joel S. Marcus(2)	333,093	1.8%
James R. Richardson(3)	169,562	*
Peter J. Nelson(4)	133,232	*
Vincent R. Ciruzzi(5)	31,199	*
Jerry M. Sudarsky(6)	110,659	*
Richard B. Jennings(7)	11,000	*
David M. Petrone(8)	30,229	*
Anthony M. Solomon(9)	28,163	*
Alan G. Walton	14,250	*
Executive officers and directors as a group (nine persons)(10)	861,387	4.5%
FMR Corp.(11)	2,119,440	11.2%

*
less than 1%.

(1)
Unless otherwise indicated, the business address of each beneficial owner is c/o Alexandria Real Estate Equities, Inc., 135 N. Los Robles Avenue, Suite 250, Pasadena, CA 91101.

(2)
Includes 46,324 shares held by the Joel and Barbara Marcus Family Trust, of which Mr. Marcus is the trustee, and 151,667 shares subject to currently exercisable stock options and excludes 38,333 shares subject to stock options that are not currently exercisable and will not become exercisable within 60 days of March 17, 2003.

(3)
Includes 97,000 shares subject to currently exercisable stock options and excludes 23,500 shares subject to stock options that are not currently exercisable and will not become exercisable within 60 days of March 17, 2003.

(4)
Includes 60,667 shares subject to currently exercisable stock options and excludes 16,333 shares subject to stock options that are not currently exercisable and will not become exercisable within 60 days of March 17, 2003.

(5)
Includes 10,000 shares subject to currently exercisable stock options.

(6)
Includes 88,159 shares held by the Jerry M. and Mildred Sudarsky 1979 Revocable Trust, of which Mr. Sudarsky is the trustee, and 22,500 shares subject to currently exercisable stock options.

(7)
Includes 7,500 shares subject to currently exercisable stock options.

(8)
Includes 33 shares held by Mr. Petrone's spouse, which may be deemed to be beneficially owned by Mr. Petrone, and 7,500 shares subject to currently exercisable options.

(9)
Includes 12,500 shares subject to currently exercisable stock options.

(10)
See notes (2) through (9) above.

(11)
Share amount as reported on Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2003. Address: 82 Devonshire Street, Boston, Massachusetts 02109. According to such Schedule 13G/A, FMR Corp. has sole voting power with respect to 571,240 shares and sole dispositive power with respect to all 2,119,440 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers and beneficial owners of 10% or more of the Company's Common Stock to file reports of ownership of, and transactions in, the Company's securities with the Securities and Exchange Commission, the New York Stock Exchange and the Company. Based solely on the Company's review of copies of such forms received by it and written representations from certain reporting persons, the Company believes that all Securities and Exchange Commission filing requirements applicable to the Company's directors and officers and beneficial owners of 10% or more of the Company's Common Stock for 2002 were timely met.

PROPOSAL NUMBER TWO—RATIFICATION OF APPOINTMENT OF
INDEPENDENT PUBLIC ACCOUNTANTS

        The Audit Committee has appointed Ernst & Young LLP, which has served as the Company's independent public accountants since 1994, to be the Company's independent public accountants for the year ending December 31, 2003. Ernst & Young LLP has advised the Company that it does not have any direct or indirect financial interest in the Company. Representatives of Ernst & Young LLP are expected to attend the annual meeting and will be given the opportunity to make a statement if they choose to do so. They will also be available to respond to appropriate questions.

        Before appointing Ernst & Young LLP, the Audit Committee carefully considered Ernst & Young LLP's qualifications, including the firm's performance as independent public accountants for the Company in prior years and its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee also considered whether Ernst & Young LLP's provision of non-audit services to the Company is compatible with that firm's independence from the Company.

        Stockholders will be asked at the annual meeting to ratify the appointment of Ernst & Young LLP. If the stockholders ratify the appointment, the Audit Committee may still, in its discretion, appoint a different independent public accounting firm at any time during the year 2003 if it concludes that such a change would be in the best interests of the Company. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider, but not necessarily rescind, the appointment of Ernst & Young LLP.

        For the fiscal year ended December 31, 2002, the Company paid Ernst & Young LLP the following fees:

Audit Fees	Financial Information Systems Design and Implementation Fees	Audit Related Fees	All Other Fees
$174,000	—	$224,000	$273,000

Required Vote

        A majority of the votes cast at the annual meeting will be required to ratify the appointment of Ernst & Young LLP as the Company's independent public accountants for 2003.

        The Board of Directors recommends a vote FOR Proposal Number Two.

ANNUAL REPORT AND FINANCIAL STATEMENTS OF THE COMPANY

        Copies of the Company's Annual Report filed with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2002, including the Company's consolidated financial statements, will be mailed to interested stockholders, without charge, upon written request. Exhibits to the Form 10-K will be provided upon written request and payment to the Company of the cost of preparing and distributing those materials. Written requests should be sent to Alexandria Real Estate Equities, Inc., 135 North Los Robles Avenue, Suite 250, Pasadena, California 91101, Attention: Investor Relations.

STOCKHOLDER PROPOSALS FOR THE COMPANY'S 2004 ANNUAL MEETING

        Stockholder proposals that are intended to be presented at the Company's 2004 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received by the Secretary of the Company, in writing, no later than December 31, 2003 in order to be considered for inclusion in the Company's proxy materials for that annual meeting. Stockholder proposals must also comply with the advance notice and other requirements set forth in the Company's bylaws to be eligible to be presented at an annual meeting. These requirements include the requirement that any such proposal must, with certain exceptions if the date of the annual meeting is changed by more than 30 days from that of this year's annual meeting, be submitted to the Secretary of the Company at least 90 and not more than 120 days prior to the first anniversary of the date of mailing of the notice for this year's annual meeting (or between December 1, 2003 and December 31, 2003 based on this year's notice mailing date of March 31, 2003).

OTHER INFORMATION

        Proxy authorizations submitted via telephone or the Internet must be received by 2:00 p.m. (Pacific Daylight Time) on May 1, 2003. To give your proxy authorization via telephone or the Internet, please read the instructions on the enclosed proxy card. Costs associated with electronic access, such as from access providers or telephone companies, will be borne by the stockholder.

By Order of the Board of Directors

Peter J. Nelson Secretary
Pasadena, California March 31, 2003

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Proxy For Annual Meeting of Stockholders

This Proxy is Solicited on Behalf of the Board of Directors

        The undersigned stockholder of Alexandria Real Estate Equities, Inc., a Maryland corporation (the "Company"), hereby appoints Jerry M. Sudarsky and Joel S. Marcus, and each of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held on Friday, May 2, 2003, at 11:00 a.m., local time, at The Lodge at Rancho Mirage, Rancho Mirage, California, and any adjournment(s) or postponement(s) thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting, with the same effect as if the undersigned were present. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement and revokes any proxy previously given with respect to such shares.

(Continued and to be signed on reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

ALEXANDRIA REAL ESTATE EQUITIES, INC.

May 2, 2003

PROXY VOTING INSTRUCTIONS

MAIL—Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -

TELEPHONE—Call toll-free 1-800-PROXIES from any touch-tone telephone prior to 2:00 p.m. (Pacific Daylight Time) on May 1, 2003, and follow the instructions. Have your control number and proxy card available when you call.	COMPANY NUMBER ACCOUNT NUMBER
-OR -	CONTROL NUMBER
INTERNET—Access "www.voteproxy.com" prior to 2:00 p.m. (Pacific Daylight Time) on May 1, 2003, and follow the on-screen instructions. Have your control number available when you access the web page.

\/    Please detach and mail in the envelope provided IF you are not voting via telephone or the Internet.    \/

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE    ☒

1. Election of Directors:
		NOMINEES:				FOR	AGAINST	ABSTAIN
☐	FOR ALL NOMINEES	( )	Jerry M. Sudarsky	2.	Ratification of the appointment of Ernst &	☐	☐	☐
		( )	Joel S. Marcus		Young LLP to serve as the Company's
		( )	James H. Richardson		independent public accountants for the fiscal
		( )	Richard B. Jennings		year ending December 31, 2003.
		( )	David M. Petrone
		( )	Anthony M. Solomon	3.	To transact such other business as may properly come before the Annual Meeting or
		( )	Alan G. Walton		any adjournment(s) or postponement(s) thereof and as to which the undersigned hereby confers discretionary authority.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)
INSTRUCTION:		To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: •
THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE WITH THE SPECIFICATIONS MADE BY THE UNDERSIGNED. IF THIS PROXY IS EXECUTED, BUT NO SPECIFICATION IS MADE BY THE UNDERSIGNED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" ALL NOMINEES AND THE FOREGOING PROPOSALS AND OTHERWISE IN THE DISCRETION OF THE PROXIES AT THE ANNUAL MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐	CHECK HERE IF YOU PLAN TO ATTEND THE MEETING	☐
Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

QuickLinks

PROPOSAL NUMBER ONE—ELECTION OF DIRECTORS
BOARD OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR MANAGEMENT
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
PERFORMANCE GRAPH
SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS
PROPOSAL NUMBER TWO—RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
ANNUAL REPORT AND FINANCIAL STATEMENTS OF THE COMPANY
STOCKHOLDER PROPOSALS FOR THE COMPANY'S 2004 ANNUAL MEETING
OTHER INFORMATION